EXHIBIT 10.10
                                    AGREEMENT

This is an agreement by and between National Boston Medical, Inc. (NBMI), a Delaware corporation and Rothschild Reserve International, Inc. (ROTHSCHILD), Florida corporation, and Mayflower Industries, Inc. (MAYFLOWER), a Delaware corporation.

ROTHSCHILD and MAYFLOWER agree to provide a fully trading public shell (PUBCO) for NBMI. The private stock of NBMI will be exchanged for a control block of the PUBCO stock. In return, NBMI will provide the following consideration. ROTHSCHILD and MAYFLOWER will receive just prior to the merger 325,000 shares each for a total of 650,000 shares of the private stock of NBMI. The 650,000 shares of NBMI will be converted to public shares in the proportion assuming a one-to-one ratio to 200,000 shares each of restricted 144 shares for a total of 400,000 shares of PUBCO and an additional 112,500 shares each for free trading shares for a total of 225,000 shares of PUBCO. Should the ratio be different than one-to-one, the PUBCO shares would be proportioned accordingly. ROTHSCHILD and MAYFLOWER will do their best efforts to raise $3-5 million in capital for PUBCO by September 1, 1998.

For raising capital and for funds raised through licensing agreements for a new PUBCO, ROTHSCHILD and MAYFLOWER will be entitled to three and one-half percent (31/2%) each, for a total of seven percent (7%), for accomplishing such transactions.

The estimated cost of doing the merger is $250,000. This should be inclusive of the SEC attorney. For any other introductions-to Market Makers, PR firms, Attorneys, CPA firms, registration on Berlin, UK or other countries exchanges, European market making, Wall Street Journal announcementsintroduction and assistance in secondary offerings are separate expenses and paid by PUBCO when they are agreed to by all parties.

NBMI should advance to ROTHSCHILD fifty percent (50%) of the $250,000 today to be gin covering some of the costs. ROTHSCHILD will maintain an audit of all expenses and unused funds will be returned to NBMI. Should the costs slightly exceed $250,000, though not anticipated, NBMI would have to agree or reject the additional expenses. The due diligence on the PUBCO candidates will begin immediately upon signing of this agreement. The anticipated completion date for the merger is on or before July 1, 1998.

The parties here in, by their endorsement below, agree and accept the terms of this agreement.

/s/ Daniel Hoyng                                5/21/98
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Daniel Hoyng, President                            Date
National Boston Medical, Inc.

/s/ Bruce D. Randall                            5/21/98
-------------------------                       --------------
Bruce D. Randall, COO                            Date
National Boston Medical, Inc.





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/s/ Alexis I. Mandelbaum                         5/21/98
---------------------------                      --------------
Alexis I. Mandelbaum, President                  Date
Rothschild Reserve
International, Inc.

 /s/ Gerard Latulippe                            5/21/98
--------------------------                       ---------------
Gerard Latulippe, President                      Date
Mayflower Industries, Inc.